--------------------------------------------------------------------------------

                                                                Media Relations:
                                                                Erica Platt
                                                                (212) 762-3268

MORGAN STANLEY                                             FOR IMMEDIATE RELEASE

           MORGAN STANLEY EASTERN EUROPE FUND, INC. ANNOUNCES THAT IT
               WILL CONCENTRATE IN THE ELECTRIC UTILITIES INDUSTRY

NEW YORK, November 1, 2006 - Morgan Stanley Eastern Europe Fund, Inc. (NYSE:
RNE) (the "Fund") announced today that its Board of Directors has determined that it is appropriate for the Fund to invest more than 25% of its assets in securities issued by companies in the electric utilities industry of Eastern
European countries. Therefore, the Fund may be exposed to increased investment risks related to the electric utilities industry, including high interest costs in connection with improvement programs; difficulty in raising capital on reasonable terms in periods of high inflation and unsettled markets;
governmental regulation of customer rates; costs associated with compliance with and changes in environmental and other regulations; effects of economic slowdowns; increased competition from other providers of electric utility services; costs associated with reduced availability of certain types of fuel, occasionally reduced availability and the effects of energy conservation policies, and the potential that costs incurred by the electric utility change more rapidly than the rate the utility charges its customers is permitted to change; and the effects of a national energy policy and lengthy delays and greatly increased costs and other problems associated with the licensing, regulation and operation of nuclear facilities for electric generation, including technological innovations that may render existing plants, equipment or products obsolete.

Morgan Stanley Investment Management Inc. is the Fund's investment adviser. The
Fund is a non-diversified, closed-end management investment company, the shares of which are listed on the NYSE (RNE). The Fund's investment objective is long-term capital appreciation, which it seeks to achieve by investing primarily in equity securities of Eastern European country issuers and in debt securities issued or guaranteed by Eastern European country governments or governmental entities.

Morgan Stanley Investment Management, together with its investment advisory affiliates, has over 400 investment professionals around the world and more than
$448 billion in assets under management or supervision as of August 31, 2006.
These entities offer investment management

services to a diverse client base, which includes governments, institutions, corporations and individuals.

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services. The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than
600 offices in 30 countries. For further information about Morgan Stanley, please visit www.morganstanley.com

                                      # # #

                                        2